EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2009, relating to the consolidated financial statements of Benihana Inc. and subsidiaries (the “Company”), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 29, 2009.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
April 19, 2010